Exhibit 99.1

HOTH THERAPEUTICS ENTERS INTO SPONSORED RESEARCH AGREEMENT FOR ON-THE-GO COVID-19 TESTING DEVICE

Company will Partner with the George Washington University on R&D for their Licensed Smartphone-Based Direct Virus Sensing System

NEW YORK , Sept. 21, 2020 /PRNewswire/ -- Hoth Therapeutics, Inc. (NASDAQ: HOTH), a biopharmaceutical company, today announced  that it has entered into a Sponsored Research Agreement (“SRA”) with the George Washington University (“GW”) relating to the development of an in vitro diagnostic device that has the potential for testing by patients anywhere to allow public health professionals to immediately detect SARS-CoV-2 via a mobile device as an aid in the diagnosis of the COVID-19 infection.

The device, which is based upon intellectual property rights licensed by Hoth from GW, is a nanohole array (“NHA”) based plasmonic system being designed for high sensitivity and specificity for detecting the SARS-CoV-2 virus. The device uses a thin sheet of gold coated with virus-specific proteins that can bind with the SARS-CoV-2 virus. Once the SARS-CoV-2 virus binds, the wavelength of light bouncing off the surface changes, creating a different color of light.  This change in light color can be detected by a smartphone camera and an app with algorithms designed to detect the SARS-CoV-2 virus. The test has the potential to provide results within minutes and the results can then be sent to healthcare professionals or public health databases using the app on the patient’s mobile device.

The objective of the SRA is to design and assess the analytical performance of the NHA-based system to directly detect the SARS-CoV-2 virus and distinguish that binding from other human coronaviruses.

“Hoth is pleased to once again be working alongside some of the most renowned experts in the fields of engineering and public health research at GW,” stated, Robb Knie , Chairman and CEO of Hoth Therapeutics.  “Narrowing down the time in which a COVID-19 test is administered and when results are provided remains a significant issue for our society. A device that can provide immediate COVID-19 test results would have a dramatic impact on our economy returning to normal once again. We are committed to doing what we can to fast-track the development of this device, which could potentially have a monumental impact in slowing and or stopping the spread of COVID-19 when its presence is detected.”

“Our research team is very pleased that Hoth Therapeutics has decided to partner with GW to develop this important SARS-CoV-2 virus detection system,” said Dr. Mona Zaghloul , a GW professor of electrical and computer engineering and the principal investigator of the research team that created the diagnostic device. “Our device has great potential to help in the fight against COVID-19, and we are proud to be able to contribute to stopping the spread of the disease.”

“What we need is a home-based test that is both inexpensive and simple to use that could quickly identify asymptomatic people shedding high levels of virus,” said Jeanne Jordan , PhD, a professor of epidemiology at GW Milken Institute School of Public Health. “Such a test could be a game changer for identifying those at greatest risk of transmitting the virus to others. A home-based test could pave the way toward a safe reopening of schools and the economy.”

“There is a significant unmet need for rapid COVID-19 in vitro diagnostic devices that can be used at home or in other non-lab settings by patients,” stated Stefanie Johns , Chief Scientific Officer of Hoth Therapeutics. “The availability of a rapid COVID-19 test that can be used by patients in any location, and have results immediately shared with healthcare providers, would be a dramatic advancement for the battle against COVID-19 and improve access to COVID-19 testing for Americans. We plan to start discussions with the US Food and Drug Administration about the development plans for this novel technology in early 2021 to position the device for an emergency use authorization request.”

About Hoth Therapeutics, Inc.

Hoth Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on developing new generation therapies for dermatological disorders. Hoth’s pipeline has the potential to improve the quality of life for patients suffering from indications including atopic dermatitis, chronic wounds, psoriasis, asthma and acne. Hoth has also recently entered into two different agreements to further the development of two different vaccine prospects to prevent or treat COVID-19. To learn more, please visit https://ir.hoththerapeutics.com/ .

Forward-Looking Statement

This press release includes forward-looking statements based upon Hoth’s current expectations which may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws, and are subject to substantial risks, uncertainties and assumptions. These statements concern Hoth’s business strategies; the timing of regulatory submissions; the ability to obtain and maintain regulatory approval of existing product candidates and any other product candidates we may develop, and the labeling under any approval we may obtain; the timing and costs of clinical trials, the timing and costs of other expenses; market acceptance of our products; the ultimate impact of the current Coronavirus pandemic, or any other health epidemic, on our business, our clinical trials, our research programs, healthcare systems or the global economy as a whole; our intellectual property; our reliance on third party organizations; our competitive position; our industry environment; our anticipated financial and operating results, including anticipated sources of revenues; our assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches; management’s expectation with respect to future acquisitions; statements regarding our goals, intentions, plans and expectations, including the introduction of new products and markets; and our cash needs and financing plans. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. You should not place reliance on these forward-looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Hoth may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in Hoth’s most recent Annual Report on Form 10-K and Hoth’s other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as Hoth’s current plans, estimates, and beliefs. Investors should not place undue reliance on forward-looking statements. Hoth cannot guarantee future results, events, levels of activity, performance or achievements. Hoth does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Investor Contact:
LR Advisors LLC
Email: investorrelations@hoththerapeutics.com
www.hoththerapeutics.com
Phone: (678) 570-6791